Exhibit 99.1

Socket Mobile Reports Second Quarter and Six-Months 2022 Results

FREMONT, Calif., – July 28, 2022 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three and six months ended June 30, 2022.

Second Quarter 2022 Financial Highlights:

•	Revenue increased 2% to $6.05 million, compared to $6.0 million in the prior-year quarter, and decreased by 4% sequentially compared to $6.3 million in Q1 2022.

•	Gross margin was 50.2% compared with 54.7% for the prior year's quarter and 49.7% in the preceding quarter. Margins were negatively impacted by increased component and shipping costs.

•	Operating expenses for the second quarter of 2022 were $2.8 million, an increase of 17% compared to operating expenses of $2.4 million in the prior year quarter, and an increase of 7% sequentially in the preceding quarter.

•	Operating income was $189,000 compared to an operating income of $814,000 for the prior-year quarter, and $464,000 in the preceding quarter.

“In Q2, we experienced some strong headwinds, and our results were impacted by supply chain issues and material shortages that were outside our control. The majority of our business is driven by the deployments of App-driven mobile Point of Sale (mPOS) systems, which were greatly impacted by the shortage of hardware components such as mobile printers and cash drawers. Although we were in a position to deliver the scanners, the end customers needed components from other providers to deploy successfully. The upgrade portion of our business, where end customers add scanning after they deploy initial systems, remained strong. Our balance sheet and liquidity continue to be in a healthy position to meet the challenging environment,” said Kevin Mills, president and chief executive officer.

“In Q2, we announced the launch of SocketScan S720, an upgraded version of the S700, that reads both 1D and 2D barcodes on paper and screen. S720 is a drop-in replacement for our most popular product, S700, while adding QR code functionality that has become increasingly important in today's digital-centric world. In Q3, we will launch an upgrade program to allow existing S700 customers to upgrade their existing scanners in an easy and convenient way.

“We also upgraded our CaptureSDK to include the C820, the free camera-based scanner, so our developer partners could begin the process of offering free scanning to their customers. Our upgraded SM Keyboard application in the Capture SDK enables the end users to scan using the built-in camera for free. The addition of the C820 allows our developer partners to serve all their end users, from price-sensitive to performance-sensitive with one integration.

“Another new product we introduced in Q2 is SocketScan S370 which supports both barcode scanning and Near Field Communication (NFC) Reading and Writing technologies. The S370 provides the ability to read both QR code-based and NFC-based credentials, giving our App partners the flexibility to accept multiple formats with one device. The S370 can also read credentials following ISO 18013-5, the Mobile Driver’s Licenses (mDLs) standard being adopted in many states and countries.

“Looking ahead, we anticipate ongoing inflation and supply chain constraints throughout the year. We remain focused on delivering on our customer commitments and investing for the future. When the macro environment pressures subside, we are confident that our commitment to innovation and customer service will once again deliver long-term growth,” concluded Mills.

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Conference Call

Management of Socket Mobile will hold a conference call and webcast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (866) 374-5140 passcode 26060302#. A live and replay audio webcast of the conference call can be accessed through a link https://onlinexperiences.com/Launch/QReg/ShowUUID=3858E4DD-C95E-42E5-8A98-C59967D4F80A&LangLocaleID=1033

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com.  Follow Socket Mobile on LinkedIn, Twitter @socketmobile, and on our sockettalk blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, market conditions, and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2022, Socket Mobile, Inc. All rights reserved.

- Financial tables to follow -

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Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenue	$6,046	$5,953	$12,339	$10,766
Cost of revenue	3,010	2,698	6,176	4,937
Gross margin	3,036	3,255	6,163	5,829
Gross margin percent	50.2%	54.7%	50.0%	54.1%
Research & development	1,121	972	2,175	1,903
Sales & marketing	964	734	1,864	1,394
General & administrative	761	735	1,471	1,476
Total operating expenses	2,846	2,441	5,510	4,773
Operating income	189	814	653	1,056
Other income	—	—	—	10
Interest expense, net	(45)	(51)	(91)	(100)
Income tax benefit (expense)	(40)	1,864	(116)	1,864
Net income	$104	$2,627	$446	$2,830
Net income per share:
Basic	$0.01	$0.34	$0.06	$0.38
Fully diluted	$0.01	$0.27	$0.05	$0.31
Weighted average shares outstanding: Basic Fully diluted	7,220 7,631	7,129 8,907	7,226 7,673	6,808 8,594

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) June 30, 2022	December 31, 2021*
Cash	$5,588	$6,096
Accounts receivable	3,391	2,576
Inventories	5,888	5,155
Deferred costs on shipments to distributors Other current assets	238 755	159 395
Property and equipment, net	1,320	1,069
Deferred tax assets	7,844	7,960
Intangible assets, net	1,779	1,814
Operating leases right-of-use assets	3,776	211
Other long-term assets	312	140
Total assets	$30,891	$25,575
Accounts payable and accrued liabilities	$4,110	$2,862
Bank non-formula loan	375	625
Subordinated convertible notes payable, net of discount	145	144
Subordinated convertible notes payable, net of discount-related party	1,216	1,201
Deferred revenue on shipments to distributors	568	407
Deferred service revenue	38	32
Operating lease liabilities	3,883	258
Total liabilities	10,335	5,529
Common stock	66,588	66,147
Accumulated deficit	(45,654)	(46,101)
Treasury stock	(378)	—
Total equity	20,556	20,046
Total liabilities and equity	$30,891	$25,575

*Derived from audited financial statements.

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